UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2017, Robert A. Riecker was appointed Chief Financial Officer of Sears Holdings Corporation (the “Company”), effective immediately. Mr. Riecker succeeds Jason M. Hollar, who notified the Company on April 17, 2017 that he was resigning from his position as Chief Financial Officer of the Company to pursue another career opportunity. Mr. Hollar has advised the Company that his decision to resign is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Riecker, age 52, has served as Controller and Head of Capital Markets Activities since October 2016. He joined the Company as Assistant Controller in October 2005 and served as Vice President and Assistant Controller from May 2007 to October 2011. From October 2011 until his election as Vice President, Controller and Chief Accounting Officer in January 2012, he served as the Company’s Vice President, Internal Audit.

In connection with Mr. Riecker’s appointment to the position of Chief Financial Officer, Mr. Riecker entered into a letter agreement with the Company (the “Letter Agreement”). The Letter Agreement amends prior letter agreements entered into between Mr. Riecker and the Company dated as of September 28, 2011, January 29, 2014, August 15, 2016 and October 5, 2016, respectively, and provides for the following: (a) Mr. Riecker’s annual base salary was increased to $650,000, effective April 21, 2017, and (b) his annual incentive bonus target increased to 100% of his base salary (or $650,000), and based on his existing agreements with the Company, his annual incentive bonus for 2017 and 2018 shall be no less than $262,500. For the 2017-2019 long-term compensation opportunities under the Sears Holdings Corporation Long-Term Incentive Program (the “LTIP”) and the Sears Holdings Corporation Cash Long-Term Incentive Plan (the “Cash LTI”), Mr. Riecker’s target incentive opportunity will be 100% of his base salary (or $650,000), of which 75% is under the LTIP and 25% is under the Cash LTI. Pursuant to Mr. Riecker’s letter agreement with the Company dated January 29, 2014, Mr. Riecker remains eligible to receive a $50,000 project bonus upon the completion or conclusion of a spin-off of one of the Company’s business units. Additionally, under an existing special retention award agreement entered into between Mr. Riecker and the Company on August 27, 2015, Mr. Riecker remains eligible to receive a $212,500 retention bonus in August 2017, subject to the terms and conditions of the agreement. There were no changes to the existing executive severance agreement between Mr. Riecker and the Company, dated October 1, 2011, as previously amended by the letter agreement dated October 5, 2016, which agreement is consistent with the Company’s standard form of executive severance agreement for other senior executives.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Riecker and any of the Company’s executive officers or any of the Company’s directors. There is no arrangement or understanding between Mr. Riecker and any other person pursuant to which Mr. Riecker was appointed to his position. There are no transactions in which Mr. Riecker has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Additionally, as part of the Company’s previously announced initiatives to simplify its organizational structure, effective as of May 15, 2017, Girish Lakshman will depart from his position as President, Fulfillment – Supply Chain and Sourcing of the Company. Mr. Lakshman is entitled to certain benefits and is subject to certain restrictions under the terms of his existing agreements with the Company, as further described in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 31, 2017.

Item 7.01.	Regulation FD Disclosure.

On April 21, 2017, the Company issued a press release regarding its progress and further actions under its strategic restructuring program. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release, dated April 21, 2017

This information in Item 7.01 of this Current Report on Form 8-K, included the press release incorporated in such Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION

Date: April 21, 2017	By:	/s/ Robert A. Riecker
Robert A. Riecker
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated April 21, 2017